March 23, 2015
Via Overnight Courier
Euramax International, Inc.
Euramax Holdings, Inc.
Amerimax Richmond Company
303 Research Drive, Suite 400
Norcross, Georgia 30092
Attention: Mary S. Cullin

RE:	Tenth Amendment to Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement (this "Amendment")
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement dated March 18, 2011 (as at any time amended, modified, restated, or supplemented, the "Credit Agreement"), by and among EURAMAX INTERNATIONAL, INC., a Delaware corporation ("Borrower"), EURAMAX HOLDINGS, INC., a Delaware corporation ("Holdings"), AMERIMAX RICHMOND COMPANY, an Indiana corporation ("Richmond"; Holdings and Richmond are collectively referred to herein as "Guarantors" and individually as a "Guarantor"; Borrower and Guarantors are collectively referred to herein as "Credit Parties" and individually as a "Credit Party"), REGIONS BANK, an Alabama banking corporation, in its capacity as collateral and administrative agent (together with its successors in such capacity, "Agent") for various financial institutions (together with their respective successors and permitted assigns, "Lenders") party from time to time to the Credit Agreement, and Lenders. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
Credit Parties have requested that Agent and Lenders agree to enter into this Amendment. Subject to the terms and conditions set forth herein, Agent and Lenders are willing to enter into this Amendment.
NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.    Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)    By adding the following definition of "Tenth Amendment Date" to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

"Tenth Amendment Date" means March 23, 2015.

(b)    By deleting the definitions of "Minimum Excess Availability Reserve", "Seasonal Overadvance (Type A) Period" and "Seasonal Overadvance (Alternate Type B) Period" set forth in Section 1.1 of the Credit Agreement in their respective entireties and by substituting in lieu thereof the following, respectively:

"Minimum Excess Availability Reserve" means: (i) on any Business Day of determination on or after the Closing Date but prior to the Tenth Amendment Date, a reserve in the amount of $1,000,000, (ii) on any Business Day of determination on or after the Tenth Amendment Date but prior to June 1, 2015, a reserve in the amount of $0, and (iii) on any Business Day of determination on or after June 1, 2015, a reserve in the amount of $1,000,000.

"Seasonal Overadvance (Type A) Period" means: (i) during 2015, the period beginning on the first day of the fiscal month commencing on or about February 1, 2015, and concluding on the last day of the fiscal month ending on or about June 30, 2015, and (ii) during any other calendar year, the period beginning on the first day of the fiscal month commencing on or about February 1 of such year and concluding on the last day of the fiscal month ending on or about May 31 of such year.

"Seasonal Overadvance (Alternate Type B) Period" means the period beginning on January 26, 2015 and concluding on May 31, 2015.

(c)    Effective as of December 31, 2014, by deleting the reference to "(or such lesser percentage as Agent or Agent and Co-Collateral Agent collectively may determine from time to time in their Credit Judgment)" from clause (b) of the definition of "Borrowing Base" set forth in Section 1.1 of the Credit Agreement.

(d)    Effective as of December 31, 2014, by deleting in its entirety clause (r) of the definition of "Eligible Accounts" set forth in Section 1.1 of the Credit Agreement, and by substituting in lieu thereof the following:

(r)    which Agent deems, in its Credit Judgment, to be ineligible; provided, that the aggregate amount of Accounts deemed ineligible under this clause (r) shall not exceed $5,000,000 outstanding at any time; provided, further that if and when Agent determines that an Account is ineligible under this clause (r) and the designation of such Account as ineligible would cause a payment obligation under Section 2.20(b)(i)(C), then Agent shall give Borrower Agent two (2) Business Days prior written notice of the exclusion of such Account from the Borrowing Base.

(e)    Effective as of December 31, 2014, by deleting in its entirety clause (m) of the definition of "Eligible Inventory" set forth in Section 1.1 of the Credit Agreement, and by substituting in lieu thereof the following:

(m)    which Agent otherwise in its Credit Judgment deems to not be Eligible Inventory; provided, that the aggregate amount of Inventory deemed ineligible under this clause (m) shall not exceed $5,000,000 outstanding at any time; provided, further that if and when Agent determines that any Inventory is ineligible under this clause (m) and the designation of such Inventory as ineligible would cause a payment obligation under Section 2.20(b)(i)(C), then Agent shall give Borrower Agent two (2) Business Days prior notice of the exclusion of such Inventory from the Borrowing Base.

(f)    By deleting the first sentence of Section 5.1(s) of the Credit Agreement in its entirety and by substituting in lieu thereof the following:

(s)    Borrowing Base Information. During the period beginning on the Tenth Amendment Date through and including May 31, 2015, on the last Business Day of each week (and more frequently if required by Agent or Agent and Co-Collateral Agent collectively), and at all other times, within twenty-five (25) days of the end of each month (and more frequently if required by Agent or Agent and Co-Collateral Agent collectively), a completed Borrowing Base Certificate in the form of Exhibit I, with such amendments or modifications as may be approved by Agent.

(g)    By deleting Section 6.8(a) of the Credit Agreement in its entirety and by substituting in lieu thereof the following:

(a)    Fixed Charge Coverage Ratio. During any Financial Covenant Testing Period, except when the Alternate Financial Covenant Conditions are satisfied, the Credit Parties shall not permit the Fixed Charge Coverage Ratio for Euramax and its Subsidiaries to be less than (i) 0.90 to 1.00 during the period beginning on the Tenth Amendment Date through and including May 31, 2015, and (ii) at all other times, 1.00 to 1.00, with such covenant tested at all times as of the last day of the fiscal month ending immediately prior to the Financial Covenant Testing Period for which financial statements have been delivered to Agent and Lenders pursuant to Section 5.1 and as of the last day of each fiscal month thereafter for the immediately preceding twelve-month period.
2.    Ratification and Reaffirmation; Acknowledgement; and Representations and Warranties.
(a)    Each Credit Party hereby ratifies and reaffirms the Obligations, each of the Credit Documents and all of such Credit Party's covenants, duties, indebtedness and liabilities under the Credit Documents. Each Credit Party acknowledges and stipulates that the Credit Agreement and the other Credit Documents executed by such Credit Party are legal, valid and binding obligations of such Credit Party that are enforceable against such Credit Party in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Credit Party); and the security interests and Liens granted by such Credit Party in favor of Agent are duly perfected, first priority security interests and liens with respect to the ABL Priority Collateral.
(b)    Each Credit Party represents and warrants to Agent and the Lenders, to induce Agent and the Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Credit Party and this Amendment has been duly executed and delivered by such Credit Party; and all of the representations and warranties made by such Credit Party in the Credit Agreement are true and correct on and as of the date hereof.

3.    Amendment Fee; Expenses of Agent. In consideration of Agent's willingness to enter into this Amendment as set forth herein, Credit Parties agree to pay to Agent an amendment fee in the amount of $25,000 in immediately available funds on the date hereof (the "Amendment Fee"). The effectiveness of the amendments contained in Section 1 hereof is subject to Agent's receipt of the Amendment Fee. Additionally, Credit Parties agree to pay, on demand, all reasonable costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Credit Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the reasonable and documented costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

4.    Miscellaneous. Except as expressly set forth in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Credit Documents, each of which shall remain in full force and effect. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect. Each Credit Party agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.
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This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The parties acknowledge that this Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto (but such party shall promptly deliver to Agent an original signature by overnight delivery). To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.
Very truly yours,
REGIONS BANK, as Agent
("Agent")

By:/s/ Linda Harris
Linda Harris, Senior Vice President

REGIONS BANK
("Lender")

By:/s/ Linda Harris
Linda Harris, Senior Vice President
[Signature pages continue on following page.]

Tenth Amendment to Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement (Euramax)

EURAMAX INTERNATIONAL, INC.
EURAMAX HOLDINGS, INC.
AMERIMAX RICHMOND COMPANY

By:/s/ Mary S. Cullin
Mary S. Cullin, Chief Financial Officer

Tenth Amendment to Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement (Euramax)